Exhibit 99.1

NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

SHENANDOAH TELECOMMUNICATIONS COMPANY

REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

EDINBURG, VA, (April 21, 2006) – Shenandoah Telecommunications Company (Shentel, NASDAQ: SHEN) announced financial results for the first quarter of 2006. Net income for the first quarter increased to $8.5 million from $2.3 million for the same period in 2005 due to the one time net of tax gain of $6.4 million the Telephone Company recorded related to the liquidation of the Rural Telephone Bank (RTB). Diluted earnings per share for the first quarter of 2006 were $1.10 compared to $0.30 for the same period last year.

First Quarter Highlights

For the quarter ended March 31, 2006, net income excluding the gain from the liquidation of the RTB, was $2.1 million compared to $2.3 million in first quarter 2005. The Company’s total revenues for first quarter 2006 were $39.8 million, compared to $34.4 million for the same quarter in 2005, an increase of $5.4 million or 15.7%. The Company’s revenue growth was driven primarily by an increase in its PCS business. Operating income for the quarter was $4.2 million, a decrease of $0.3 million from first quarter 2005. The decrease is primarily a result of adopting FASB 123R and the increase in the Company’s share price in 2006, resulting in increased Stock Appreciation Rights (SARS) expense. The expense related to stock options was $0.4 million in 2006, an increase of $0.3 million from the first quarter of 2005.

April 21, 2006

News Release

PCS Operations

The Company continued to experience strong growth in wireless revenues as a Sprint PCS Affiliate of Sprint Nextel, increasing its PCS subsidiary revenue by $4.4 million to a total of $26.2 million or 20.2% for first quarter 2006 compared to the same period last year. The Company’s Sprint Nextel retail wireless customer count at March 31, 2006 was 129,124. During the first quarter, net retail customers increased by 6,149 an increase of 42.6% compared to the first quarter 2005. Although not included in the Company’s customer count, net wholesale-prepaid customers increased by 1,072 in the first quarter and used 17.9 million minutes on the Company’s network, compared to 14.2 million minutes in the same quarter in the prior year. The Company ended the first quarter of 2006 with 39,798 wholesale-prepaid customers. The Company’s first quarter churn was 1.9% compared to 2.1% for the same quarter in 2005. The PCS operating income was $2.6 million in first quarter 2006 compared to $1.8 million in the first quarter 2005.

Telephone Operations

Net income for the local telephone operations was $8.6 million, an increase of $6.7 million from the same quarter last year. The first quarter includes a $6.4 million after tax gain from the liquidation of the RTB. The operating income of the local telephone operations for the first quarter 2006 was $3.5 million, an increase of $0.5 million from 2005. Telephone had 24,998 access lines at March, 31, 2006, an increase of 248 from December 31, 2005.

April 21, 2006

News Release

Converged Services (NTC)

Revenue for the first quarter of 2006 was $2.8 million, an increase of $0.4 million from the same quarter last year. Operating loss was $1.6 million year to date for 2006 compared to $0.8 million loss for the same period in 2005. The increase in operating loss is due primarily to an increase in depreciation expense and increased expenses related to network maintenance and building new back office systems to automate customer activations. At March, 31, 2006, NTC was providing voice, video and/or data services primarily to off-campus college students, located in 108 multiple dwelling complexes.

Other Operations

The Company ended the first quarter with 17,158 Dial-up and Broadband Internet customers of which 5,089 access the service through Digital Subscriber Lines (DSL). This represents a 74.0% increase in DSL customers, but an overall decrease of 594 Internet customers from March 31, 2005. Dial-up customers, primarily outside of the Company’s DSL footprint, continue to migrate to other high-speed alternatives.

Other Information

The Company’s year to date 2006 capital expenditures and commitments were $7.2 million and it had cash and cash equivalents at March 31, 2006 of $5.4 million. At March 31, 2006, the debt/equity ratio was 0.26; and debt as a percent of total assets was 15.7%.

April 21, 2006

News Release

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

___________________
Earle A. MacKenzie
Chief Financial Officer

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC including the Company’s 2005 Annual Report on Form 10-K. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors. The Company expressly disclaims any obligation to update or review any forward-looking statements contained in this release.

April 21, 2006

News Release

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Balance Sheets	March 31,	December 31,
	2006	2005

Cash and cash equivalents	$5,399	$2,572
Other current assets	26,854	18,229
Total securities and investments	6,521	7,365
Property, plant and equipment	262,154	257,382
Less accumulated depreciation	(101,130)	(95,144)
Net property, plant and equipment	161,024	162,238
Other assets, net	14,690	14,517
Total assets	$214,488	$204,921

Current liabilities, exclusive of current maturities of $ 4,565 and $4,526, respectively	$20,950	$18,215
Long and short-term debt	33,623	35,918
Total other liabilities	29,214	29,188

Total shareholders’ equity	130,701	121,600
Total liabilities and shareholders’ equity	$214,488	$204,921

April 21, 2006

News Release

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION

(unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Statements of Income

	Three months ended March 31,
	2006	2005*
		(Restated)

Revenues	$39,799	$34,395
Cost of goods and services	16,868	14,258
Depreciation	6,537	5,422
Selling, general and administrative	12,243	10,210
Operating income	4,151	4,505
Interest expense	648	854
Other income	10,641	45
Income tax provision	5,522	1,355

Net income	8,622	2,341
Cumulative effect change in accounting	(77)	0
Net income	$8,545	$2,341

Income per share:
Basic net income per share:
Continuing operations	$1.12	$0.31
Cumulative effect of a change in accounting,
net of income taxes	(0.01)	0.00
Net income per share basic	$1.11	$0.31

Diluted net income per share:
Continuing operations	$1.11	$0.30
Cumulative effect of a change in accounting,
net of income taxes	(0.01)	0.00
Net income per share diluted	$1.10	$0.30

2005 has been restated to correct errors related to the Company’s accounting for leases.

*Certain amounts for 2005 have been reclassified to conform with the 2006 presentation.

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